Exhibit 99.1

Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper (831.439.2371)

rod.j.cooper@seagate.com

SEAGATE UPDATES FISCAL FOURTH QUARTER 2009 FINANCIAL OUTLOOK;

PROVIDES INITIAL OUTLOOK FOR FISCAL FIRST QUARTER 2010

- New product transitions, operational efficiencies and favorable pricing drive higher than planned revenue and gross margin for the June 2009 quarter

SCOTTS VALLEY, CA – June 24, 2009 – Seagate Technology (NASDAQ: STX) today announced an update to its expected financial results for its fourth fiscal quarter of 2009, which ends July 3, 2009. Additionally, the Company issued initial planning assumptions for its first fiscal quarter of 2010, which ends on October 2, 2009.

Specific to the June 2009 quarter:

•	Unit demand and pricing for the Company’s products, in aggregate, are tracking favorably as compared to the outlook the Company provided on April 21, 2009

•	Improved operational efficiencies, product management and the continuing successful transition to the Company’s new products, which is allowing the Company to optimize product mix and gross margin

•	Company and industry channel inventory continue to be below historic levels

•	As such, the Company now expects:

•	The total available market (the “TAM”) for hard disk drives to be approximately 120 million units, or slightly higher, versus our original assumption of 114 million units

•	Revenue of approximately $2.20 – $2.30 billion

•	Gross margin as a percent of revenue of approximately 15%

•	Product Development, Marketing and Administrative costs are expected to be $335 million

Relative to the September 2009 quarter, the Company for planning purposes is assuming:

•	The overall TAM for hard disk drives is expected to increase seasonally by approximately 6% to 8% with the exception of the enterprise market which will be flat compared to the June quarter

•	Supply and demand will be in relative balance, therefore price declines will be similar in nature to the June quarter

Seagate Technology Updates Fiscal Fourth Quarter 2009 Financial Outlook

•	As such, the Company is planning for:

•	Revenue of approximately $2.35 – $2.50 billion

•

Gross Margin as a percent of revenue will improve to approximately 18%, which is ahead of plan due to improved operational efficiencies and product management, and reaches the low end of the Company’s targeted range of 18% – 24%

•	Product Development, Marketing and Administrative costs will be $315 million

•	Tax provision of approximately 6%

“The operational and financial performance improvements we have delivered over the last few months are encouraging,” said Steve Luczo, Seagate chief executive officer. “We are making successful transitions to our newer, more cost effective and more competitive products. We are returning to our technology leadership position, as evidenced by our time-to-market position with 640GB 2.5-inch and 2TB 3.5-inch products. This progress combined with improved operational efficiencies and product management is accelerating our path to profitability.”

About Seagate

Seagate is the worldwide leader in hard disk drives and storage solutions. Learn more at seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the Company’s preliminary results for the June 2009 quarter and its future operating and financial performance in the September 2009 quarter, and thereafter, and include statements regarding expected revenue, gross margin, inventory levels, product competition, customer demand for disk drives, product transitions, the Company’s ability to return to profitability, effective tax rates and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, the decline in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses have, and may continue to, defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include the impact of the variable demand and the aggressive pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; our ability to achieve projected cost savings in connection with our anticipated and announced restructuring plans; and the impact of changes in foreign and domestic tax regulations. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 13, 2008, and in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 6, 2009, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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